Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES THIRD QUARTER 2009 FINANCIAL
RESULTS AND KEY DEVELOPMENTS
- BENLYSTA™ becomes the first drug for lupus to achieve positive results in a Phase 3 trial -
- $75 million development milestone for ZALBIN progress earned from Novartis -
- Successful public equity offering nets $356.5 million in cash -
ROCKVILLE, Maryland — October 29, 2009 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended September 30, 2009, and provided highlights of recent key developments.
“In the third quarter, we made outstanding progress on the path to commercialization of our late-stage products and substantially improved our financial strength,” said H. Thomas Watkins, President and Chief Executive Officer. “The positive Phase 3 results we have seen for both BENLYSTA for systemic lupus and ZALBIN for chronic hepatitis C suggest that each of these products represents a significant therapeutic and commercial opportunity. Assuming the second Phase 3 trial of BENLYSTA is successful, we believe it could become the first new drug approved for lupus in more than 50 years.”
FINANCIAL RESULTS
HGS reported that revenues for the quarter ended September 30, 2009, increased to $18.8 million, compared with revenues of $11.7 million for the same period in 2008. Revenues included $8.7 million from manufacturing and development services, $8.9 million recognized from the ZALBIN agreement with Novartis, and $1.0 million recognized from the BENLYSTA agreement with GSK.
Net loss for the quarter ended September 30, 2009, decreased to $49.0 million ($0.32 per share), compared with a net loss for the third quarter of 2008 of $74.2 million ($0.55 per share). The lower net loss for the quarter was due primarily to higher revenues from manufacturing and development services and lower research and development and general and administrative expenses.
For the first nine months of 2009, HGS reported revenues of $222.8 million, compared with revenues of $35.5 million for the same period of the previous year. Revenues included $162.4 million recognized upon the sale and delivery of raxibacumab to the U.S. Strategic National Stockpile in the first and second quarters of 2009, $18.7 million from manufacturing and development services other than raxibacumab, $26.6 million recognized from the ZALBIN agreement with Novartis, a $9.0 million milestone recognized from the Syncria® agreement with GSK in the first quarter of 2009, and $3.7 million recognized from the BENLYSTA agreement with GSK.
The Company reported net income of $15.4 million ($0.11 per share) for the nine months ended September 30, 2009, compared with a net loss of $207.0 million ($1.53 per share) for the same period of the previous year. The net income for the nine months was due primarily to revenue from the sale and delivery of raxibacumab, revenue from manufacturing and development services, a gain on extinguishment of debt, and lower research and development and general and administrative expenses.
Cash increased by $326.3 million during the third quarter as a result of the successful public offering of common stock completed in August 2009. As of September 30, 2009, cash and investments totaled $697.2 million, of which $627.6 million was unrestricted and available for operations. This compares with cash and investments totaling $372.9 million as of the end of December 31, 2008, of which $303.6 million was unrestricted and available for operations.
“From a financial perspective, the third quarter of 2009 was another strong quarter for HGS,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “We were particularly pleased by the market’s strong response to our public offering of common stock. With the proceeds from the offering, our cash position is even stronger and is now more than sufficient to take us through the filing of marketing applications and the launch of our late-stage products, while also enabling continued investment in our earlier-stage pipeline.”
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA™ Becomes First Lupus Drug to Achieve Positive Results in a Phase 3 Trial; Full Presentation of BLISS-52 Results at ACR Annual Scientific Meeting; Topline Results of BLISS-76 Expected November 2nd
In July 2009, HGS and GSK announced that BENLYSTA (belimumab) met the primary efficacy endpoint of superiority versus placebo at Week 52 in BLISS-52, the first of two pivotal Phase 3 trials in seropositive patients with systemic lupus erythematosus (SLE) — thus becoming the first drug for lupus to achieve positive results in a Phase 3 trial.
On October 20, 2009, HGS provided a full presentation of BLISS-52 results at the late-breaker session of the 73rd Annual Scientific Meeting of the American College of Rheumatology (ACR) in Philadelphia. The data showed that BENLYSTA plus standard of care achieved a clinically and statistically significant improvement in patient response rate as measured by the SLE Responder Index at Week 52, compared with placebo plus standard of care. In BLISS-52, BENLYSTA significantly reduced SLE disease activity, disease flare rates and fatigue; significantly delayed time-to-first SLE disease flare; reduced prednisone use and improved health-related patient quality of life. Study results also showed that belimumab was generally well tolerated, with adverse event rates comparable between belimumab and placebo treatment groups.
In September 2009, an article in the peer-reviewed journal, Arthritis Care & Research, described the development and use of the SLE Responder Index selected as the primary endpoint of both pivotal Phase 3 trials of BENLYSTA as a potentially significant advance in lupus drug development. This primary endpoint was accepted by the FDA under a Special Protocol Assessment for the Phase 3 trials.
HGS will host a conference call to discuss topline 52-week results of the second Phase 3 trial of BENLYSTA, BLISS-76, on Monday, November 2, 2009, at 8:15 AM Eastern. Investors may listen to the call by dialing 800-753-9057 or 913-312-0718, passcode 9331404, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 9331404.
Assuming the 52-week results from BLISS-76 are positive, HGS and GSK plan to submit marketing applications in the United States, Europe and other regions in the first half of 2010. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
New Order Received from U.S. Government for Raxibacumab; $152 Million in Revenue Expected over Three-Year Period; Completion of BLA Review Pending
In July 2009, HGS announced that the U.S. Government exercised its option to purchase 45,000 additional doses of raxibacumab for the Strategic National Stockpile, to be delivered over a three-year period, beginning near the end of 2009. HGS expects to receive approximately $152 million from this award as deliveries are completed. This order is in addition to the 20,000 doses that were delivered to the Stockpile earlier this year. HGS is developing raxibacumab under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA), Office of the Assistant Secretary for Preparedness and Response, U.S. Department of Health and Human Services.
In May 2009, a biologics license application (BLA) was submitted to the FDA. The application was subsequently accepted and granted priority review. On October 27, 2009 the Anti-

Infective Drugs Advisory Committee to the FDA met to discuss certain aspects of the BLA. HGS continues to work with the FDA towards a successful completion of the review.
$75 Million Development Milestone Earned for ZALBIN™ Progress; Submission of Global Marketing Applications Planned for Fourth Quarter 2009
On October 19, 2009, HGS announced that it has earned a $75 million milestone payment from Novartis, related to successful completion of the Phase 3 development program and the decision to submit applications seeking regulatory approval to market ZALBIN™ (albinterferon alfa-2b) for the treatment of chronic hepatitis C.
HGS and Novartis have completed pre-submission meetings with the FDA and European regulatory agencies, and plan to submit marketing applications for albinterferon alfa-2b in the fourth quarter of 2009. ZALBIN will be the brand name for albinterferon alfa-2b in the United States. JOULFERON® will be the brand name in the rest of the world. These brand names will be subject to confirmation by health authorities at the time of product approval.
Net Proceeds of Public Offering Total $356.5 Million
In August 2009, HGS completed the public offering of 26,697,250 shares of common stock at $14.00 per share. The Company’s net proceeds from the offering were approximately $356.5 million after the underwriting discount and estimated offering expenses.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat lupus, hepatitis C, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, BENLYSTA™ (belimumab) for lupus and ZALBIN™ (albinterferon alfa-2b) for hepatitis C. BENLYSTA has successfully met its primary endpoint in the first of two Phase 3 trials in systemic lupus erythematosus, and results of the second BENLYSTA Phase 3 trial are expected on November 2, 2009. ZALBIN has now completed Phase 3 development, and the submission of global marketing applications is planned in fourth quarter 2009.
In May 2009, HGS submitted a Biologics License Application to the FDA for raxibacumab for the treatment of inhalation anthrax. In July 2009, the Company secured a new purchase order for 45,000 doses of raxibacumab to be delivered to the U.S. Strategic National Stockpile over a three-year period, beginning near the end of 2009. The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody HGS-ETR1 (mapatumumab) and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development in patients with coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development in patients with type 2 diabetes.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2009	2008(a)	2009	2008(a)
	(dollars in thousands, except share and per share amounts)

Revenue:
Product sales	$—	$—	$136,381	$—
Manufacturing and development services	8,668	—	45,294	—
Research and development collaborative agreements	10,166	11,674	41,117	35,516

Total revenue	18,834	11,674	222,792	35,516

Costs and expenses:
Cost of product sales	—	—	14,569	—
Cost of manufacturing and development services	7,331	—	17,239	—
Research and development expenses	34,794	54,322	131,379	194,605
General and administrative expenses	14,673	15,662	41,754	46,005
Facility-related exit costs	—	—	11,434	—

Total costs and expenses (b)	56,798	69,984	216,375	240,610
Income (loss) from operations	(37,964)	(58,310)	6,417	(205,094)
Investment income	3,137	5,989	10,354	18,584
Interest expense	(14,409)	(15,811)	(43,958)	(46,966)
Charge for impaired investments	—	(6,049)	(1,250)	(6,049)
Gain on extinguishment of debt	—	—	38,873	—
Gain on sale of long-term equity investment	—	—	5,259	32,518
Other income (expense)	233	—	(295)	—

Income (loss) before taxes	(49,003)	(74,181)	15,400	(207,007)
Provision for income taxes	—	—	—	—

Net income (loss)	$(49,003)	$(74,181)	$15,400	$(207,007)

Basic net income (loss) per share	$(0.32)	$(0.55)	$0.11	$(1.53)

Diluted net income (loss) per share	$(0.32)	$(0.55)	$0.11	$(1.53)

Weighted average shares outstanding, basic	154,513,251	135,486,677	142,104,996	135,371,579

Weighted average shares outstanding, diluted	154,513,251	135,486,677	145,537,847	135,371,579

(a)	HGS adopted new guidance related to accounting for convertible debt instruments effective January 1, 2009, which required restatement of prior periods, as applicable. Research and development expenses, interest expense, net loss and net loss per share as previously reported for the three months ended September 30, 2008 were $54,185, $9,880, $68,113 and $0.50 per basic and diluted share, respectively. Research and development expenses, interest expense, net loss and net loss per share as previously reported for the nine months ended September 30, 2008 were $194,194, $29,589, $189,219 and $1.40 per basic and diluted share, respectively.

(b)	Includes stock-based compensation expense of $3,226 ($0.02 per basic and diluted share) and $4,644 ($0.03 per basic and diluted share) for the three months ended September 30, 2009 and 2008, respectively. Includes stock-based compensation expense of $9,547 ($0.07 per basic and diluted share) and $13,948 ($0.10 per basic and diluted share) for the nine months ended September 30, 2009 and 2008, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2009	December 31, 2008 (c)
	(dollars in thousands)

Cash, cash equivalents and investments (d)	$697,227	$372,939
Total assets (d)	998,857	686,832
Convertible subordinated debt (e)	344,366	417,597
Lease financing	248,118	246,477
Total stockholders’ equity (deficit)	281,584	(136,304)

(c)	As noted in footnote (a) above, the adoption of new accounting guidance required restatement of prior periods. Total assets, convertible subordinated debt, and total stockholders’ deficit as previously reported were $674,164, $510,000, and $(241,375) as of December 31, 2008.

(d)	Includes $69,578 and $69,360 in restricted investments at September 30, 2009 and December 31, 2008, respectively.

(e)	Convertible subordinated debt is net of unamortized debt discount of $59,484 and $92,403 as of September 30, 2009 and December 31, 2008, respectively. Convertible subordinated debt at face value is $403,850 and $510,000 as of September 30, 2009 and December 31, 2008, respectively.
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